Exhibit 10.1

CONSULTING AGREEMENT

This consulting agreement dated effective October 1, 2013 is made:

BETWEEN:

UV Flu Technologies, Inc.

411 Main Street – Bldg 5

Yarmouth Port, MA 02675

(referred to as the “Company")

AND:

Chamberlain Capital Partners

PO Box 882

Barnstable, Massachusetts

USA, 02630

(referred to as “Consultant")

1. Consulting Services

The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement: The Consultant will consult with the officers and employees of the Company concerning matters relating to day to day operations, regulatory compliance, and other transition services.

2. Terms of Agreement.

The term of this Agreement will commence October 1, 2013 and will continue until March 30, 2014.

3. Place Where Services Will Be Rendered

The Consultant will perform most services in accordance with this Agreement at 411 Main Street, Yarmouth Port, Massachusetts 02632. In addition, the Consultant will perform services on the telephone and at such other places as designated by the Company to perform these services in accordance with this Agreement.

4. Payment to Consultant

The Consultant will be paid each week at the rate of $1,000, through the period 10/1/13 through 3/30/14, for work performed in accordance with this Agreement. In the event travel or other out of pocket expenses related to the Company are incurred, the Consultant can submit additional receipts to the Company for reimbursement consideration. The Consultant may use his personal automobile in pursuit of Company business, so the consultant only reimburses for gas. The Company, particularly through its RxAir subsidiary, uses the Consultant‘s American Express Credit Card when buying parts, or other charges. In the event that RxAIR continues to use the Consultant’s credit card, Consultant will put an expense report monthly for reimbursement of these charges. The Consultant’s cell phone is used exclusively for business.

Currently the Consultant is owed 10 weeks back fees, at a rate of $10,500, payable $7,500 in cash, and $3,000 stock. If the Consultant personally raises the funds, he can be made whole. Cash contingent, otherwise will be 2/3 cash, 1/3 stock, eg with 9 weeks owed would translate to 6 weeks cash ($8,500), and 3 weeks stock ($3,000).

The Consultant is currently President of RXAir, personally guarantees the lease where the Company resides, and is the Company FDA QC inspector. The Consultant will resign as President, and the Company will use commercially reasonable efforts to terminate Consultant’s guarantee on the lease. The Consultant will be covered on any payments owed by the Company, under either scenario. The Consultant agrees to a 6 month consulting agreement at $500 per week for RXAir consulting fees, which will commence only if and when RX is spun off as a stand-alone public entity. Once RX is spun off, the Consultant would receive a bonus award of RXAir common stock equal in value to $12,000, priced as of the first day of trading based on such day’s closing price.

During the Term of this agreement, the Consultant will receive a 0.5% bonus on sales of the UV-400, to be paid monthly when sales of the product that month exceed $25,000, or otherwise quarterly. On sales of new products designed by, and brought to market by the Consultant, the Consultant will receive a 1% bonus for the life of the product, or on the ultimate sale of the product. If Consultant is no longer has a Consulting Agreement in effect, payment on sales of the new products will be paid as royalties.

5. Confidential Information and Non-Competition

The Consultant agrees that any information received by the Consultant or John Lennon during the performance of the Consultant's obligations pursuant to this Agreement or otherwise, regarding the business, financial, technological or other any other affairs of the Company or its personnel will be maintained by the Consultant and John Lennon as strictly confidential and will not be revealed by the Consultant or John Lennon to any other persons, firms, organizations or other entities whatsoever. This covenant shall survive the termination of this Agreement.

The Consultant agrees that during the term of this Agreement and for a period of twelve (12) months thereafter, it and John Lennon will not compete or attempt to compete with the business or technology of the Company or in any other respects whatsoever, as long as the terms of the Agreement have been met.

6. Employment of Others

The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company.

7. Entire Agreement

This agreement contains the entire agreement between the parties hereto with respect to the Consultant’s engagement by the Company and supersedes any prior oral or written agreements or understandings with respect hereto.

8. Notices

All notices, requests, demands, and other communications hereunder shall be in writing and shall be delivered personally, sent be recognized overnight courier or sent by registered or certified mail, return receipt requested, to the other parties hereto at his or its address as set forth above, and shall be deemed given when delivered, or if sent by registered or certified mail, five (5) days after mailing. Any party may change the address to which notices, requests, demands, and other communications hereunder shall be sent by sending written notice of such change of address to the other parties in the manner above provided.

9. Successors and Assigns

Subject to the terms of Paragraph 7, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the party hereto.

10. Amendment

No amendment of any provision of the Agreement, or consent to any departure therefrom, shall be effective unless in writing and executed by both parties hereto.

11. Waiver

The waiver by the Company of any breach of any term or condition of the Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

12. Severability

Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any terms or provision or the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application of such term or provision to circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby and shall remain in full force and effect.

13. Governing Law

This agreement and the enforcement thereof shall be governed and controlled in all aspect by the laws of the State of Nevada.

14. Counterparts

This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

15. Default

If the Company fails to pay the consultant any of the funds, agreed upon in a 30 day period, unless mutually agreed upon, said total owed funds are deemed in default, and will be due in payable within 30 days. If payment is still not afforded, a secured 90 day note will be issued for the full amount, at an interest rate of 8% annually.

16. Indemnification

Upon resignation from the Board and CEO/CFO positions of the Company, Mr. Lennon is hereby indemnified from any and all actions against him or the Company, and its affiliates, to the extent permitted by law.

17. Personal Guarantees/Other Positions

Any personal guarantees or liabilities assumed by Mr. Lennon in his role as President are hereby waived. Concurrent with Mr. Lennon’s resignation from President of UV Flu, Mr. Lennon shall resign as President of RXAir.

UV Flu Technologies, Inc.

By: /s/ John J. Lennon	10/24/13
Date

Chamberlain Capital Partners

By: /s/ John J. Lennon	10/24/13
Date

Exhibit 10.1 Consulting Agreement